Exhibit 2.k.39

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of April 19, 2010, by and between AMERICAN CAPITAL, LTD., a Delaware corporation (the “Company”), and [                    ], a [                    ] (“Purchaser”).

W I T N E S S E T H

WHEREAS, the Company desires to issue, and Purchaser desires to subscribe for, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) upon the terms and conditions as more particularly provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and Purchaser hereby agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

1.1 Purchase and Sale of the Shares. At the Closing (as defined in Section 1.2), the Company shall sell to Purchaser, and Purchaser shall buy from the Company, upon the terms and conditions hereinafter set forth, the number of shares of Common Stock shown (such shares of Common Stock, the “Shares”), and at the purchase price shown, on Exhibit A hereto.

1.2 The Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall occur at 12:00 p.m. (Washington, D.C. time), on April 22, 2010 (the “Closing Date”) at the Bethesda, Maryland offices of the Company, or at such other time, date and location as the parties shall mutually agree. At the Closing, (a) the aggregate purchase price for the Shares being purchased by Purchaser (the “Purchase Price”) shall be delivered by or on behalf of Purchaser to the Company as more particularly provided in Section 1.3 and (b) the Company shall cause Computershare Trust Company, N.A., the Company’s transfer agent (the “Transfer Agent”), to deliver to Purchaser the Shares as more particularly provided in Section 1.4.

1.3. Delivery of the Purchase Price. At the Closing, Purchaser shall remit by wire transfer the amount of funds equal to the Purchase Price to the following account designated by the Company:

[—]

ABA #: [—]

Account Name: [—]

Account Number: [—]

1.4 Delivery of the Shares. On the Closing Date, Purchaser shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by Purchaser are maintained (which broker/dealer shall be a Depository Trust Company participant) to set up a Deposit/Withdrawal at Custodian (“DWAC”) instructing the Transfer Agent to credit such account or accounts with the Shares purchased by Purchaser by means of an electronic book-entry delivery. Such DWAC shall indicate the Closing Date as the settlement date for the deposit of the Shares being purchased by Purchaser. Immediately following the delivery to the Company by or on behalf of Purchaser of the Purchase Price in accordance with and pursuant to Section 1.3, the Company shall direct the Transfer Agent to credit Purchaser’s account or accounts with the Shares being purchased by Purchaser pursuant to the information contained in the DWAC.

1.5 Ancillary Legal Steps. The parties shall prior to, at, or after the Closing, take all actions necessary, proper or advisable to give full legal effect to the transactions specified in this Agreement, including, without limitation, adoption of resolutions by the appropriate shareholders or boards of directors, issuance of powers of attorneys and proxies, and any notifications, publications or registrations that may be required by law.

1.6 Conditions to the Company’s Obligations. The Company’s obligation to sell and issue the Shares to Purchaser will be subject to the receipt by the Company of the Purchase Price as set forth in Section 1.3 and the accuracy of the representations and warranties made by Purchaser and the fulfillment of those undertakings of Purchaser to be fulfilled prior to the Closing Date.

1.7 Conditions to Purchaser’s Obligations. Purchaser’s obligation to purchase the Shares will be subject to the delivery of the Shares to the Purchaser as set forth in Section 1.4 and the accuracy of the representations and warranties made by the Company and the fulfillment of those undertakings of the Company to be fulfilled prior to the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Purchaser Representations and Warranties. In connection with the purchase and sale of the Shares, Purchaser represents and warrants to the Company that:

(a) Purchaser is acquiring the Shares for Purchaser’s account and with no view to the distribution thereof. Purchaser has no present intent, agreement, understanding or arrangement to sell, assign or transfer all or any part of the Shares, or any interest therein, to any other person.

(b) Purchaser (i) in connection with its decision to purchase the Shares, relied only upon the Base Prospectus (as hereinafter defined), the Company’s other filings with the U.S. Securities and Exchange Commission (the “Commission”), the

Prospectus Supplement (as defined below), and the representations and warranties of the Company contained herein; and (ii) has, without limiting the generality of the foregoing, obtained and read copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Commission on March 1, 2010, and as amended on April 13, 2010, and the Company’s Current Reports on Form 8-K filed on March 12, 2010 and March 31, 2010 (such filings, the “Disclosure Package”). Further, Purchaser acknowledges that the Prospectus Supplement was made available to Purchaser before this Agreement (or any contractual obligation of Purchaser to purchase the Shares) will be deemed to be effective.

(c) Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

(d) Purchaser understands that nothing in this Agreement or any other materials presented to Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

2.2 Company Representations and Warranties. In connection with the purchase and sale of the Shares, the Company represents and warrants to Purchaser that:

(a) All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance, sale and delivery of the Shares has been taken. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms.

(b) When issued and paid for pursuant to the terms hereof, the Shares to be sold hereunder by the Company will be validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

(c) The offering and sale of the Shares hereunder are being made pursuant to (i) an effective Registration Statement on Form N-2 (File No. 333-161421), initially filed with the Commission on August 19, 2009, as amended by Pre-Effective Amendment No. 1, filed with the Commission on October 14, 2009 (including the Prospectus contained therein (the “Base Prospectus”), the “Registration Statement”), (ii) the Disclosure Package, and (iii) a Prospectus Supplement dated the date hereof containing certain supplemental information regarding the Shares and terms of such offering and sale, including the information set forth on Exhibit A (the “Prospectus Supplement”), that will be filed with the Commission on or before the Closing Date. No stop order or other order suspending the Registration Statement has been issued and, to the best of the Company’s knowledge, no proceedings for that purpose have been initiated or threatened by the Commission or any other governmental authority.

ARTICLE III

GENERAL PROVISIONS

3.1 Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and Purchaser hereby will survive the execution of this Agreement, the delivery to Purchaser of the Shares and the payment by Purchaser of the Purchase Price therefor for a period of one year.

3.2 Choice of Law, Designation of Forum, Waiver of Right to Jury Trial. The law of the State of Maryland without reference to the conflicts of laws provisions thereof, will govern all questions concerning the construction, validity and interpretation of this Agreement and the exhibit hereto. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement or the transactions it contemplates shall bring the legal action or proceeding in either the United States District Court for the District of Maryland or in any court of the State of Maryland sitting in Montgomery County. Each party, to the extent permitted by law, knowingly, voluntarily and intentionally waives its right to a trial by jury in any action or other legal proceeding arising out of or relating to this Agreement and the transactions it contemplates. This waiver applies to any action or legal proceeding whether sounding in contract, tort or otherwise.

3.3 Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Purchaser.

3.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute a single agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement on the date first written above.

COMPANY:

AMERICAN CAPITAL, LTD.

By:
Name: Malon Wilkus
Title: Chairman and Chief Executive Officer

PURCHASER:

[ ]

By:
Name:
Title:

EXHIBIT A

TO SUBSCRIPTION AGREEMENT

Number of Shares	Price Per Share	Aggregate Purchase Price
[ ]	$5.06	[ ]